Exhibit 10.1

THIRD AMENDMENT

TO THE FIRST AMENDMENT AND RESTATEMENT OF THE

WILLIAMS-SONOMA, INC.

ASSOCIATE STOCK INCENTIVE PLAN

(2002 Restatement)

Williams-Sonoma, Inc., a California corporation (the “Company”), hereby makes this Third Amendment to the First Amendment and Restatement of the Williams-Sonoma, Inc. Associate Stock Incentive Plan, generally effective January 1, 1997, with reference to the following facts:

A.	The Company maintains the Williams-Sonoma, Inc. Associate Stock Incentive Plan, which was most recently amended and restated in its entirety in 2002 (the “Plan”), for the benefit of eligible employees.

B.	The Company wishes to amend the Plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. This Amendment shall supercede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

C.	The Company wishes to amend the Plan to permit the Plan to pay for Plan expenses in accordance with Section 408(c) of the Employee Retirement Income Security Act of 1974, as amended (the “Act”), the Department of Labor (“DOL”) Letter 2001-01A and additional DOL guidance.

D.	The Company wishes to amend Sections 1.13 and 6.1.7 of the Plan as requested by the Internal Revenue Service in connection with the issuance of a favorable determination letter for the Plan;

E.	By Section 8.4 of the Plan, the Company has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of the first Plan Year beginning after December 31, 2002, unless otherwise specified herein, as follows:

1.	Effective January 1, 1997, the second sentence of Section 1.13 of the Plan is hereby amended to provide in its entirety as follows:

“The term “Employee” shall also include an individual who performs services for the Employer (other than an employee of the Employer), who pursuant to an agreement between the Employer and any other person (“leasing organization”), has performed services for the Employer (and related persons determined in accordance with Section 414(n)(6) of the Code) determined on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control by the Employer.”

2.	Effective February 10, 2003, the following sentence shall be added to the end of Section 4.1.6:

“Effective February 10, 2003, the total amount of Contributions under Section 4.1.1 made on behalf of Highly Compensated Employees shall not exceed 4% of total Compensation or such other percentage determined by the Committee from time to time.”

3.	The following Section 4.1.9 shall be added to Section 4 of the Plan:

“4.1.9 Catch-Up Contributions. Effective April 15, 2003 or as soon as administratively feasible, whichever is later, a Participant who makes Salary Deferral Contributions under Section 4.1.1 of the Plan and who has attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions, in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of determining Matching Contributions under Section 4.1.2 of the Plan, Qualified Matching Contributions under Section 4.1.4 of the Plan, the contribution limits under Sections 4.1.1, 4.1.6, 4.3 and 5.3.1 of the Plan or Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Notwithstanding any provision of the Plan, catch-up contributions shall be contributed to the Plan, and administered, thereunder, in accordance with Section 414(v) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.”

4.	Effective January 1, 1997, Section 6.1.7 of the Plan is hereby amended in its entirety as follow:

“6.1.7 ‘Required Aggregation Group’ means each plan (including any terminated plan) of the Employer in which a Key Employee is a participant during the Determination Period, and each other plan of the Employer that enables any plan in which a Key Employee participates to satisfy the nondiscrimination requirements of Section 401(a)(4) of the Code or the coverage requirements of Section 410 of the Code.”

5.	The second sentence of Section 7.5.3 shall be amended its entirety as follows:

“If the value of a Participant’s vested Participant Account exceeds $3,500 ($5,000 effective January 1, 2003), and such vested Participant Account is not “Immediately Distributable” (as defined below), the Participant and the Participant’s spouse (or the survivor, if either has died) must consent to any distribution of such Participant Account.”

6.	The following sentence shall be added after the second sentence of Section 7.5.3:

“Effective January 1, 2003, assets in a Participant’s Rollover Contribution Account (and earnings allocable thereto) shall be disregarded for purposes of determining the $5,000.00 limit described in this Section 7.5.3.”

7.	Effective the date this Amendment is executed, the following Section 10.11 shall be added to the end of Section 10 of the Plan:

“10.11 Notwithstanding Section 10.10 of the Plan, the Plan shall, at the discretion of the Committee, pay for Plan expenses in accordance with Section 408(c) of the Act, the Department of Labor (“DOL”) Letter 2001-01A and additional DOL guidance.”

This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. This Amendment shall supercede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

     In all other respects, the terms and provisions of the Plan are hereby ratified and declared to remain in full force and effect.

     IN WITNESS WHEREOF, this Third Amendment has been executed this 17th day of April, 2003.

WILLIAMS-SONOMA, INC.

By:	/s/ James Boike

Title:	COO